Exhibit 3.1

BYLAWS
OF
PNM RESOURCES, INC.

With all Amendments to and Including October 24, 2017

BYLAWS
OF
PNM RESOURCES, INC.

ARTICLE I

MEETINGS OF SHAREHOLDERS
Section 1. Meetings
The annual meeting of shareholders shall be held at the time and place set by resolution of the Board of Directors for the election of directors and the transaction of such other business as may properly come before the meeting.
Special meetings may be called by a majority of the Board of Directors, the Chairman of the Board, the Chief Executive Officer or by holders of not less than one-tenth of all the shares entitled to vote at the meeting.
Section 2. Notice
Written notice of any meeting stating the time and place, and if a special meeting, the purpose, of the meeting shall be mailed to each shareholder of record entitled to vote at the meeting at the address of the shareholder as it appears on the stock transfer books of the Corporation, except as otherwise provided by law. Notices of special meetings called by a majority of the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and of annual meetings shall be mailed not less than ten (10) days nor more than fifty (50) days before the meeting. Notices of other special shareholder meetings shall be mailed not less than forty (40) days nor more than fifty (50) days before the date of the meeting.

Section 3. Adjournment
Whenever a quorum is not present at any meeting of the shareholders, or whenever it may be deemed desirable, a majority in interest of the shareholders present in person or by proxy may adjourn the meeting from time to time to any future date, without notice other than by announcement at the meeting. At any continuation of the adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting originally scheduled.
Section 4. Order of Business
(a)    The Chairman of the Board, or in the absence of the Chairman, the Chief Executive Officer, or in their absence, a director designated by the Board of Directors, shall call meetings of the shareholders to order and shall act as Chairman of the meeting. The shareholders may appoint any shareholder or the proxy of any shareholder to act as Chairman of any meeting of the shareholders in the absence of the Chairman of the Board, Chief Executive Officer and a director designated by the Board to serve as Chairman of the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as Secretary at all meetings of the shareholders, but in the absence of the Secretary and Assistant Secretary at any meetings of the shareholders, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.
(b)    The Chairman of the meeting shall have the right to determine the order of business at the meeting, to prescribe the rules and procedures for the conduct of the meeting, and to do all things necessary or desirable for the proper conduct of the meeting, including maintenance of order and safety and limitations on the time allotted to questions or comments on the affairs of the Corporation.

(c)    The only business that may be conducted at an annual meeting of shareholders is that business which has been brought before the meeting: (i) by or at the direction of the Chairman of the meeting; (ii) pursuant to the notice of the meeting; or (iii) by any shareholder who is a holder of record at the time of the giving of the notice of the meeting who is entitled to vote at the meeting and who complies with the procedures set forth in Section 4 (d) and any applicable rules of the Securities and Exchange Commission (“SEC”).
(d)    For business, including nomination of director candidates or other proposals pursuant to rules promulgated by the SEC, to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposal in proper written form to the Secretary of the Corporation. If a nomination of director candidates or other proposal is brought pursuant to SEC rules, a shareholder must comply with the rule’s requirements, as well as the requirements set forth in this Section 4(d). To be timely under this Section 4(d), a shareholder’s notice must be delivered to or mailed and received at the Secretary’s office at least one hundred twenty (120) days before: (a) the date on which the Notice of Internet Availability of Proxy Materials (“Eproxy Notice”) for the prior year’s annual meeting of shareholders was first mailed, or (b) if no such Eproxy Notice was mailed, the date on which the proxy materials for the prior year’s annual meeting of shareholders were first mailed. To be in proper written form, a shareholder’s notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting:

(i)
in the case of nomination of a director candidate, a description of the proposed candidate’s qualifications for the position, a brief summary of no more than five hundred (500) words providing reasons why the candidate is being nominated, and the information required by subparts (iii), (iv), (v) and (vi) of this Section 4(d);

(ii)
in the case of business other than the nomination of a director candidate, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting the business at the annual meeting and the information required by subparts (iii), (iv), (v) and (vi) of this Section 4(d);

(iii)	the name and address of the shareholder proposing the business and all persons or entities acting in concert with the shareholder;

(iv)	the class and number of shares of the Corporation which are beneficially owned by the shareholder and all persons or entities acting in concert with the shareholder;

(v)
the holding of any economic interest in the Corporation through derivative positions, including, swaps, options, and forwards, by the shareholder and all persons or entities acting in concert with the shareholder; and

(vi)	any material interest of the shareholder in the proposed business.
The notice requirements set forth in this Section 4(d) shall not be waived nor shall they be deemed to have been satisfied by virtue of the fact that the Corporation has initiated its own process for electing directors at the annual meeting or for considering other business properly before the annual meeting.
Section 5. Inspectors
At each meeting of the shareholders at which a vote by ballot is taken, the polls shall be opened and closed, the proxies and ballots shall be collected, and the validity of proxies and the acceptance or rejection of votes shall be decided by two inspectors. No person who is a candidate for the office of director shall act as inspector of any election for directors. The inspectors shall be appointed by the Board of Directors before the meeting or, if no appointment has been made, then by the Chairman of the meeting. If for any reason any of the inspectors previously appointed fails to attend or refuses or is unable to serve, those inspectors not serving shall be replaced by inspectors appointed by the Chairman of the meeting.
Section 6. Voting
At meetings of shareholders, every shareholder having voting rights as provided for in the Articles of Incorporation shall be entitled to one (1) vote for each share of stock outstanding in the name of the shareholder on the books of the Corporation on the date on which shareholders entitled to vote are determined or as otherwise provided for in the Articles of Incorporation. Each shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing or other manner authorized by the Board of Directors to the extent permitted by law. If the instrument designates two (2) or more persons to act as proxies, a majority of the proxies present at the meeting may exercise all of the powers conferred by the instrument unless the instrument provides otherwise. No proxy shall be voted at any meeting or continuation of an adjourned meeting other than that for which the proxy is given.
In all elections for directors, voting shall be by written ballot, or by electronic, telephonic or other process as the Board of Directors may authorize, to the extent permitted by law.
The Board of Directors may fix a date in advance not exceeding fifty (50) days before the date of any meeting of shareholders as a record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record on the date so fixed shall be entitled to notice of and to vote at the meeting.
Section 7. Proxy Access
(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Article I, Section

7, the Corporation shall, if expressly requested in the relevant Notice of Proxy Access Nomination (as defined below), include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of no more than twenty (20) shareholders (counting as one (1) shareholder, for this purpose, any two (2) or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended) that satisfies the requirements of this Article I, Section 7 (such shareholder or shareholder group, including each member thereof to the extent the context requires, the “Eligible Shareholder”), and who expressly elects at the time of providing the notice required by this Article I, Section 7 (the “Notice of Proxy Access Nomination”) to have its nominee included in the Corporation’s proxy materials pursuant to this Article I, Section 7. In the event that the Eligible Shareholder consists of a group of shareholders, any and all requirements and obligations for an individual Eligible Shareholder that are set forth in these Bylaws, including the Minimum Holding Period (defined below), shall apply to each member of such group; provided, however, that the Required Ownership Percentage (defined below) shall apply to the ownership of the group in the aggregate. For purposes of this Article I, Section 7, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and if the Eligible Shareholder so elects, a written statement, not to exceed five hundred (500) words, in support of the Shareholder Nominee(s)’ candidacy (the “Statement”) if such statement fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9.
(b) To be timely, the Notice of Proxy Access Nomination must be addressed to the Secretary and delivered to or mailed and received at the Secretary’s office no more than one hundred fifty (150) days and no less than one hundred twenty (120) days before: (i) the first anniversary of the date on which the Eproxy Notice for the prior year’s annual meeting of shareholders was first mailed (as stated in the Corporation’s proxy materials relating to that annual meeting), or (ii) if no such Eproxy Notice was mailed, the first anniversary of the date on which the proxy materials for the prior year’s annual meeting of shareholders were first mailed (as stated in the Corporation’s proxy materials relating to that annual meeting); provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, in order to be timely the Notice of Proxy Access Nomination must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The advance notice requirement specified in this Article I, Section 7(b) is the Corporation’s “advance notice provision” for purposes of Rule 14a-18 under the Exchange Act.
(c) The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall be the greater of (i) one (1) or (ii) twenty percent (20%) of the total number of directors in office (rounded down to the nearest whole number below twenty percent) (the “Maximum Number”) as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Article I, Section 7 (the “Final Proxy Access

Nomination Date”). In the event that one (1) or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced.
The following individuals shall be counted for purposes of determining when the Maximum Number has been reached: (i) any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Article I, Section 7 whom the Board of Directors decides to nominate as a nominee of the Board of Directors, (ii) any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Article I, Section 7 but whose nomination is subsequently withdrawn, shall be counted as one of the Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in this Article I, Section 7 has been reached, (iii) any Shareholder Nominee who ceases to satisfy the eligibility requirements in this Article I, Section 7, as determined by the Board of Directors, and (iv) any incumbent director who had been a Shareholder Nominee at any of the preceding three (3) annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Article I, Section 7 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article I, Section 7 exceeds the Maximum Number provided for in this Article I, Section 7. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article I, Section 7 exceeds the Maximum Number provided for in this Article I, Section 7, the highest ranking Shareholder Nominee who meets the requirements of this Article I, Section 7 from each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Shareholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the Maximum Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Article I, Section 7 from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached.
(d) For purposes of this Article I, Section 7, an Eligible Shareholder shall “own” only those outstanding shares of common stock of the Corporation as to which the shareholder possesses both:
(i)  the full voting and investment rights pertaining to the shares; and
(ii)  the full economic interest in (including the opportunity for profit from and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(A)  purchased or sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;
(B)  borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person; or

(C)  subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:
(1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or
(2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or its affiliates.
A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during (I) any period in which shares have been loaned, provided that the shareholder has the power to recall such loaned shares on five (5) business days’ notice and provides a representation that it will promptly recall such loaned shares upon being notified that any of its Shareholder Nominees will be included in the proxy materials, and (II) any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the Shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the

Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof, in each case, in its sole discretion. For purposes of this Article I, Section 7, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act. An Eligible Shareholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Article I, Section 7.
(e) In order to make a nomination pursuant to this Article I, Section 7, an Eligible Shareholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary in accordance with this Article I, Section 7 and the record date for determining the shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Article I, Section 7, the “Required Ownership Percentage” is three percent (3%) or more, and the “Minimum Holding Period” is three (3) years. Within the time period specified in this Article I, Section 7 for delivering the Notice of Proxy Access Nomination, an Eligible Shareholder must provide the following information in writing to the Secretary:
(i) one (1) or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five (5)

business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;
(ii) a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(iii) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor form) if it existed on the date of submission of the Schedule 14N (or any successor form);
(iv) the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Article I, Section 4(d) of these Bylaws;
(v) the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;
(vi) a representation and warranty that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder):
(A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,
(B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting,
(C) has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its

Shareholder Nominee(s),
(D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv)) in support of the election of any individual as a director at the annual meeting, other than its Shareholder Nominee(s) or a nominee of the Board of Directors,
(E) will not distribute to any shareholder any form of proxy and/or ballot for the meeting other than the form distributed by the Corporation;
(F) agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material, and
(G) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(vii) a representation and warranty that each Shareholder Nominee:
(A) does not have any direct or indirect relationship with the Corporation that would cause the Shareholder Nominee to be considered not independent pursuant to the Corporation's Corporate Governance Principles (as most recently published on its website) and any applicable rules of the SEC and otherwise qualifies as independent under the rules of the primary U.S. stock exchange on which the Corporation's shares of common stock are traded (such aforementioned independence requirements, the “Applicable Independence Standards”);
(B) meets the Audit and Ethics Committee and Compensation and Human Resources Committee independence requirements under the rules of the primary stock exchange on which the Corporation's shares of common stock are traded;
(C) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(D) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);
(E) meets the Board of Director requirements in the Corporate Governance Principles used by the Nominating & Governance Committee for considering and evaluating candidates for appointment or elections to the Board of Directors, as most recently published on the Corporation's website; and
(F) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”), or Item 401(f) of Regulation S-K (or any successor rule) under the Securities Act and the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee;
(viii) an undertaking that the Eligible Shareholder agrees to:
(A)  assume all liability stemming from any legal or

regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation;
(B)  indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Article I, Section 7; and
(C) file with the SEC any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and
    (ix) in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.
(f) Within the time period specified in this Article I, Section 7 for delivering the Notice of Proxy Access Nomination, a Shareholder Nominee must deliver to the Secretary a written representation and agreement that such person:
(i) will act as a representative of all of the shareholders of the Corporation while serving as a director;

(ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such Shareholder Nominee’s ability to comply, if elected as a director of the Corporation, with such Shareholder Nominee’s fiduciary duties under applicable law;
(iii) will, at reasonable request of the Board of Directors, any committee or officer of the Corporation, meet with the Board of Directors, any committee or officer of the Corporation to discuss matters relating to the nomination of such Shareholder Nominee, including the information provided by such Shareholder Nominee to the Corporation in connection with his or her nomination and such Shareholder Nominee’s eligibility to serve as a member of the Board of Directors;
(iv) is not or will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a candidate for director that has not been fully disclosed to the Corporation;
(v) understands his or her duties as a director under New Mexico law and agrees to act in accordance with those duties while serving as a director;
(vi) will comply with the Corporation’s Principles of Business Conduct (as most recently published on its website), Corporate Governance Principles (as most recently published on its website), and other policies and procedures, including conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors, as well as the applicable provisions of these Bylaws; and
(vii) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects, and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(g) At the request of the Corporation, the Shareholder Nominee must submit all completed and signed questionnaires required of the Corporation’s directors and officers within five (5) days of receipt. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Corporation’s capital stock is listed, any applicable rules of the SEC and the Applicable Independence Standards. If the Shareholder Nominee is or becomes a party to any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation or a wholly owned subsidiary of the Corporation (“Third-Party Compensation”), or has received or will receive any such Third-Party Compensation in connection with candidacy or service as a director of the Corporation (other than agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director), such Third-Party Compensation must be fully and completely disclosed to the Corporation’s directors and officers in the manner provided by this section (g).
(h) In the event that any information or communications provided by the Eligible

Shareholder or the Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect.
(i) The Corporation shall not be required to include, pursuant to this Article I, Section 7, a Shareholder Nominee in its proxy materials for any meeting of shareholders:
(i) for which the Secretary receives a notice that a shareholder has nominated such Shareholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Article I, Section 4(d) of these Bylaws;
(ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv)) in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;
        (iii) who is not independent under the Applicable Independence Standards, in each case as determined by the Board of Directors in its sole discretion;
(iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the primary U.S. stock exchange upon which the Corporation’s shares of common stock are traded, or any applicable state or federal law, rule or regulation;
(v) who is or has been, within the past three (3) years, an officer or director of a “competitor,” as defined in Section 8 of the Clayton Antitrust Act of 1914;
(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;
(vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act, as amended;
(viii) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, in each case, in its sole discretion;
(ix) who is a director or officer for any public utility company regulated by the Federal Energy Regulatory Commission;
(x) if the Eligible Shareholder or applicable Shareholder Nominee fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, this Article I, Section 7; or
(xi) whose then-current or within the preceding ten (10) years’ business or personal interests place such Shareholder Nominee in a conflict of interest with the corporation or any of its subsidiaries that would cause such

Shareholder Nominee to violate any fiduciary duties of directors established pursuant to New Mexico law, including but not limited to the duty of loyalty and duty of care.
(j) Notwithstanding anything to the contrary contained in this Article I, Section 7, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Shareholder Nominee included in the Notice of Proxy Access Nomination, if the Board of Directors, in good faith, determines that:
(i) such information is not true in all material respects or omits a material statement necessary to make the statements, in light of the circumstances in which they are made, not misleading;
(ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(iii) the inclusion of such information in the proxy statement would otherwise violate the Exchange Act proxy rules or any other applicable law, rule or regulation.
(k) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the Chairman of the meeting of the shareholders shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations under this Article I, Section 7, as determined by the Board of Directors or the Chairman of the meeting of the shareholders, in each case, in its or his sole discretion; or
(ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting of shareholders to present any nomination pursuant to this Article I, Section 7.
(l) Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either:
(i)  withdraws from or becomes ineligible or unavailable for election at the annual meeting; or
(ii)  does not receive at least twenty-five percent (25%) of the votes cast in favor of such Shareholder Nominee’s election will be ineligible to be a Shareholder Nominee pursuant to this Article I, Section 7 for the next two (2) annual meetings.
For the avoidance of doubt, this Article I, Section 7(l) shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Article I, Section 4(d) of these Bylaws.
    (m) The Board of Directors shall have the exclusive power and authority to interpret the provisions of this Article I, Section 7 of these Bylaws and make all determinations deemed necessary or advisable in connection with this Article I, Section 7. Any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any other person or body authorized by the Board of Directors and all such actions, interpretations and determinations that are done or made by the Board of Directors shall be final, conclusive and binding on the Corporation, any Eligible Shareholder, any Shareholder Nominee, the shareholders and all other parties.

(n) No shareholder shall be permitted to join more than one (1) group of shareholders to become an Eligible Shareholder for purposes of nominations pursuant to this Article I, Section 7 per each annual meeting of shareholders and if any Eligible Shareholder appears as a member of more than one (1) group, such Eligible Shareholder shall be deemed to be a member of only the group that owns the largest aggregate number of shares of the Corporation’s common stock, as reflected in the Notice of Proxy Access Nomination.
(o) This Article I, Section 7 shall be the exclusive method for shareholders to require the Corporation to include nominees for director in the Corporation’s proxy materials.
(p) The Corporation may solicit against, and include in its proxy statement its own statement relating to, any Shareholder Nominee.

ARTICLE II
DIRECTORS
Section 1. Number, Election and Terms
The business and property of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors shall, by resolution, fix the number of directors which shall be no less than five (5) and no more than twelve (12) in number who shall be elected annually.
Section 2. Compensation
Directors shall receive compensation for their services as directors as may be fixed by resolution of the Board of Directors, including reimbursement for expenses for Board related services.

Section 3. Meetings
The meetings of the Board of Directors shall be held at the times and places designated by the Board of Directors. The annual meeting of the Board of Directors for the election of officers and such other business as may properly come before the meeting shall be held immediately following the annual meeting of shareholders. Special meetings of the Board of Directors shall be held whenever called at the direction of the Chairman of the Board, the Chief Executive Officer, or any two (2) directors if there are less than nine (9) directors on the Board, or any three (3) directors if there are nine (9) or more directors on the Board.
Section 4. Notice
No notice shall be required of any annual or regular meeting of the Board of Directors unless the place has been changed from that last designated by the Board of Directors. Notice of any annual or regular meeting, when required, or of any special meeting, of the Board of Directors shall be given to each director in writing or by telephone at least twenty-four (24) hours before the time fixed for the meeting. Notice may be waived by any director. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting. At any meeting at which every director is present, even without notice, any business may be transacted.
Section 5. Adjournments
Any annual, regular or special meeting of the Board of Directors may be adjourned from time to time by the members present whether or not a quorum is present, and no notice shall be required of any continuation of an adjourned meeting beyond the announcement at the adjourned meeting.
Section 6. Indemnification
Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.
Section 7. Committees
The Board of Directors may designate from among its members one (1) or more committees, to exercise the power and authority and perform the functions that the Board may determine, except as may be limited by law.
Section 8. General Board Attributes
Recognizing that the contribution of the Board will depend not only on the character and capabilities of the directors taken individually but also on their collective strengths, the Board shall be composed of:

(a)	directors chosen with a view toward bringing to the Board a variety of experience and background relevant to the Company's business;

(b)	directors who will form a balanced core of business executives with varied expertise including having accounting or related financial management expertise;

(c)	directors who have substantial experience outside the business community ‑‑ in the public, academic or scientific communities, for example;

(d)	directors who are financially literate and who satisfy the definition of audit committee financial expert promulgated by the New York Stock Exchange;

(e)	directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies; and

(f)	a majority of directors who are independent according to criteria established by the New York Stock Exchange.

Section 9. Director Qualifications
In addition to conformance to the general board attributes described above, candidates for election as directors should possess the following qualifications:

(a)	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

(b)	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

(c)	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

(d)	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

(e)	each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and

(f)	each director should have an equity ownership interest in the Company consistent with the approved director stock ownership guidelines.
ARTICLE III
CONTRACTS AND NEGOTIABLE INSTRUMENTS
Section 1. Authority to Sign Contracts
Unless the Board of Directors shall otherwise specifically direct, all contracts, instruments, documents or agreements of the Corporation shall be executed in the name of the

Corporation by the Chief Executive Officer, or any officer, or any other employee, if approved by the Chief Executive Officer by either administrative policy letter or other specific written designation. It shall not be necessary that the corporate seal be affixed to any contract.
Section 2. Authority to Sign Negotiable Instruments
Except as otherwise authorized by the Board of Directors, all checks, drafts, bills of exchange, promissory notes, electronic funds transfer documents, and other negotiable instruments shall be signed by the Chairman of the Board, Chief Executive Officer, Secretary, Treasurer or other officer. Facsimile signatures shall be sufficient to meet the requirements of this section.
Section 3. Approval by Shareholders
The Board of Directors in its discretion may submit any contract, or act, for approval or ratification at any annual meeting of the shareholders, or at any special meeting of the shareholders called for the purpose of considering the act or contract. Except as provided for in the Articles of Incorporation, any contract or act that shall be approved or ratified by the vote of the holders of a majority of the capital stock of the Corporation which is represented in person or by proxy at the meeting shall be valid and binding upon the Corporation.
ARTICLE IV
OFFICERS
Section 1. Number, Election and Term
The Corporation shall have such officers, with titles and duties as shall be stated in resolutions adopted by the Board of Directors, as the Board in its discretion deems necessary or appropriate to conduct the business activities of the Corporation. The officers shall be elected annually by the Board of Directors at the annual meeting and who shall hold office until the next annual meeting or until a successor is elected and qualifies. The Board of Directors shall designate from among the officers a Chief Executive Officer, a Chief Financial Officer, a Chief Accounting Officer or Controller, a Treasurer and a Secretary who shall have the duty to record the proceedings of the meetings of the Board of Directors. The Board of Directors may elect one person to serve as both Chairman of the Board and Chief Executive Officer. The Board of Directors may from time to time appoint such additional officers as the interest of the Corporation may require and fix their terms and duties of office. A vacancy occurring in any office may be filled by the Board of Directors. All officers shall hold office at the discretion of the Board of Directors and shall be subject to removal at any time by the affirmative vote of a majority of the whole Board of Directors. Election of any person as an officer of the Corporation shall not of itself create contract rights. The Chairman of the Board shall have the authority to designate officers subject to election by the Board of Directors at its next meeting following the Chairman’s designation.
Section 2. Chairman of the Board of Directors
The Chairman of the Board shall be elected annually by the Board of Directors at the annual meeting and shall hold that office until a successor is elected and qualifies. In the event of the incapacity of the Chairman of the Board, the Board of Directors shall, by a majority vote of the Board of Directors, designate an Acting Chairman who shall, during the incapacity of the Chairman of the Board, assume and perform all functions and duties which the Chairman of the Board is authorized or required by law to do. The Chairman of the Board shall have the power to call special meetings of the shareholders and of the directors for any purpose. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors unless the Chairman of the Board is absent or incapacitated. The Chairman of the Board, subject to the authority of the Board of Directors, shall generally do and perform all acts incident to the office of the Chairman of the Board and which are authorized or required by law.

Section 3. Chief Executive Officer
The Chief Executive Officer shall provide active management over all operations of the Corporation subject to control of the Board of Directors. The Chief Executive Officer shall have the power to appoint and discharge, subject to the general approval or review by the Board of Directors, employees and agents of the Corporation and to fix their compensation, to make and sign contracts and agreements in the name of and on behalf of the Corporation and direct the general management and control of the business and affairs of the Corporation. The Chief Executive Officer may delegate authority to officers of the Corporation as the Chief Executive Officer may determine. The Chief Executive Officer shall have the power to segregate the operations of the Corporation into areas of responsibility. The Chief Executive Officer shall see that the books, reports, statements and certificates required by law are properly kept, made, and filed, and shall generally do and perform all acts which are authorized or required by law. The Chief Executive Officer shall designate an officer who shall, during the absence or incapacity of the Chief Executive Officer, assume and perform all functions and duties which the Chief Executive Officer might lawfully do if present in person and not under any incapacity.
Section 4. Other Officers
Each officer shall be responsible for the areas and activities assigned by the Chief Executive Officer, shall be subject to the authority of the Chief Executive Officer and shall assist in the general control and management of the business and affairs of the Corporation.
Section 5. Secretary
The Secretary shall keep a record in the proper books provided for that purpose of meetings and proceedings of shareholders, the Board of Directors and Committees of the Board of Directors, and shall record all votes of the directors and shareholders in a book to be kept for that purpose. The Secretary shall notify the directors and shareholders of meetings as required by law or by the Bylaws of the Corporation and shall perform other duties as may be required by law or the Bylaws of the Corporation, or which may be assigned from time to time by the Board of Directors, Chairman of the Board or Chief Executive Officer. The Secretary is authorized to appoint one or more assistants from time to time as the Secretary deems advisable, the assistant or assistants to serve at the pleasure of the Secretary, and to perform the duties that are delegated by the Secretary. An assistant shall not be an officer of the Corporation.
Section 6. Treasurer
The Treasurer shall have the custody of all the funds and securities of the Corporation, and shall have the power on behalf of the Corporation to sign checks, notes, drafts and other evidences of indebtedness, to borrow money for the current needs of the business of the Corporation and to make short‑term investments of surplus funds of the Corporation. The Treasurer shall render to the Board of Directors, the Chairman of the Board or the Chief Executive Officer, whenever requested, an account of all transactions performed as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform other duties as may be assigned by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Treasurer is authorized to appoint one or more assistants from time to time as the Treasurer deems advisable, the assistant or assistants to serve at the pleasure of the Treasurer, and to perform the duties that are delegated by the Treasurer. An assistant shall not be an officer of the Corporation.
Section 7. Controller
The Controller shall be the chief accounting officer of the Corporation and have full responsibility and control of the accounting practices of the Corporation. The Controller shall, subject to the approval of the Board of Directors, the Chairman of the Board or the Chief Executive Officer, establish accounting policies. The Controller shall standardize and coordinate accounting practices, supervise all accounting records and the presentation of all financial statements and tax returns. The Controller shall have other powers and duties as, from time to time, may be conferred by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Controller is authorized to appoint one or more assistants from time to time as the Controller deems advisable, the assistant or assistants to serve at the pleasure of the Controller, and to perform the duties that are delegated by the Controller. An assistant shall not be an officer of the Corporation.
Section 8.    Form of Appointment
In making any appointments of assistants, the Secretary, Treasurer and Controller shall use the following form:
I, ________________ (Name), the duly elected _______________ (Title) of PNM Resources, Inc. do hereby appoint
(Name) to serve as Assistant  (Title) for the period of   (Date) to  (Date), unless this appointment is terminated earlier in writing, to assume or perform all functions and duties which I might require and, in my absence or incapacity, which I might lawfully do if present and not under any incapacity.
Any appointments of assistants by the Secretary, Treasurer or Controller and any terminations of appointments shall be maintained in the records of the Secretary’s office.
ARTICLE V
CAPITAL STOCK
Section 1. Certificates of Stock
The name of the person owning shares of the capital stock of the Corporation, together with the number of shares and the date of issue, shall be entered on the Corporation’s books. All certificates surrendered to the Corporation shall be canceled, and no new certificates shall be issued until a certificate or certificates aggregating the same number of shares of the same class have been surrendered or canceled. The Board of Directors may make proper provision, from time to time, for the issuance of new certificates in place of lost, destroyed or stolen certificates.
Section 2. Transfer Agents and Registrars
The Corporation shall, if and whenever the Board of Directors determines, maintain one or more transfer offices or agencies, each in charge of a transfer agent designated by the Board of Directors, where the shares of the capital stock of the Corporation will be directly transferable, and also one or more registry offices, each in charge of a registrar designated by the Board of Directors, where shares of stock will be registered, and no certificates for shares of the capital stock of the Corporation, in respect of which one or more transfer agents and registrars shall have been designated, shall be valid unless countersigned by one of such transfer agents and registered by one of such registrars. The Board of Directors may also make additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.
Section 3. Shares Held for Account
The Board of Directors may adopt by resolution a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons as provided for by New Mexico law.
Section 4. Transfer of Shares
Transfers of shares shall be made only upon the books of the Corporation by the holder or by the holder’s attorney in fact upon surrender of certificates for a like number of shares.

Section 5. Lost, Destroyed or Stolen Certificates
A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation, or any predecessor of the Corporation, alleged to have been lost, destroyed or stolen. The Board of Directors may, in its discretion, require the owner of the lost, destroyed or stolen certificate to give to the Corporation satisfactory evidence that the certificate was lost, destroyed or stolen. The Board of Directors may also require a bond sufficient to indemnify it and its transfer agent, against any claim that may be made on account of the alleged loss of the certificate or the issuance of any new certificate.
Section 6. Fixing of Record Dates
For the purpose of determining shareholders entitled to notice of any meeting of shareholders, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may, by resolution, provide that the stock transfer books be closed for a stated period not to exceed fifty (50) days. If the stock transfer books are closed for the purpose of determining shareholders entitled to notice of a meeting of shareholders, the books shall be closed for at least ten (10) days immediately prior to the meeting.
In lieu of closing the stock transfer books, the Board of Directors may, by resolution, fix in advance a date as the record date for any determination of shareholders, the date to be not more than fifty (50) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the action requiring the determination of shareholders is to be taken.
Section 7. Uncertificated Shares
The Corporation and each transfer agent designated by the Board of Directors are authorized to issue, register and transfer shares of capital stock of the Corporation (including fractional shares) in uncertificated book-entry form, provided that, within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send, or cause the transfer agent to send, to the registered owner thereof a written notice containing the information required by applicable law.
ARTICLE VI
MISCELLANEOUS PROVISIONS
Section 1. Books
The books of the Corporation, except as otherwise provided by law, may be kept outside of the State of New Mexico, at such place or places as may be designated by the Board of Directors. The Board of Directors shall determine whether and to what extent, and at what time and places, and under what conditions and regulations, the accounts and the books of the Corporation, or any of them, shall be open to the inspection of shareholders; and no shareholder shall have any right to inspect any book or account or document of the Corporation except as conferred by the statutes of New Mexico, or authorized by the Board of Directors.
Section 2. Corporate Seal
The common corporate seal is, and until otherwise ordered by the Board of Directors shall be, an impression circular in form upon paper or wax bearing the words “PNM Resources, Inc. Incorporated 2000.” The seal shall be in the charge of the Secretary. If and when directed by the Board of Directors, a duplicate of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 3. Fiscal Year
The fiscal year of the Corporation shall be as determined by the Board of Directors.
Section 4. Principal Office
The principal office shall be established and maintained at a place designated by the Board of Directors.